Exhibit 99.1

NewLink Genetics Shares Its Immuno-Oncology Strategy
2016 Analyst and Investor Day

Two Distinct IDO Pathway Inhibitors in Clinical Development

•	Indoximod, Exclusive to NewLink Genetics

•	GDC-0919 in Partnership with Genentech, a Member of the Roche Group

AMES, Iowa & New York City, October 25, 2016 -- NewLink Genetics Corporation (Nasdaq:NLNK), a biopharmaceutical company focused on bringing novel immuno-oncology therapies to patients with cancer, today shared its strategy for becoming a leading immuno-oncology company at the company’s 2016 meeting for analysts and investors in New York City.

The program focused on the science and increasing validation of the IDO pathway as a target for oncology drug candidates and NewLink Genetics’ clinical programs. A link to a replay of the webcast and the slides can be accessed in the events tab of the investor and media relations section of the company's website, http://investors.linkp.com/events.cfm.

"With data presentations from recent oncology medical meetings, there is a lot of excitement and promise in IDO as an important target. IDO pathway inhibitors are natural potential partners for combination treatments with other immuno-oncology checkpoint inhibitors and chemotherapies. We are excited to have two of the five IDO product candidates in clinical development now,” said Charles J. Link, Jr., M.D., Chairman and Chief Executive Officer. “One is indoximod, which is our proprietary IDO pathway inhibitor, and the other is GDC-0919, which is partnered with Genentech, a member of the Roche Group.”

Leaders in the field of immuno-oncology who presented at today’s meeting include: George C. Prendergast, PhD, President & CEO, Lankenau Institute for Medical Research (LIMR) and Editor in Chief, Cancer Research; David H. Munn, MD, Professor of Pediatric Hematology-Oncology, Medical College of Georgia Augusta University; Montaser Shaheen MD, Associate Professor, University of New Mexico Cancer Center; and Ashkan Emadi, MD, PhD, Associate Professor, University of Maryland.

Key takeaways include:

1.
Validation of IDO as a Target. The IDO pathway can allow cancer to escape the immune system. Many cancers have developed the ability to employ IDO to evade immune attack. Clinical results are increasingly validating the IDO pathway as a target for cancer therapies. Just as scientists discovered the role of PD-1/PD-L1 expression and the usefulness of PD-1/PD-L1 blockade, there is an increasing body of research into the role of the IDO pathway and the potential for its inhibition.

2.	NewLink’s Two IDO Pathway Inhibitor Clinical Candidates. NewLink Genetics is engaged in clinical trials for two IDO pathway inhibitor product candidates, with two distinct mechanisms of action.

•
GDC-0919, a direct IDO enzyme inhibitor, is being developed in partnership with Genentech. GDC-0919 is currently in Phase 1b trials, in combination with atezolizumab in solid tumors. In October, 2014, NewLink and Genentech entered in to a license and collaboration agreement with an upfront payment of $150 million, more than $1 billion in potential milestones and substantial royalties.

Exhibit 99.1

•
Indoximod, an IDO pathway inhibitor, is proprietary to NewLink Genetics. Indoximod is in the clinic addressing multiple cancers including melanoma, pancreatic, glioblastoma multiforme, breast, acute myeloid leukemia and non-small cell lung.

3.
Indoximod Clinical Development. Our clinical development strategy for indoximod includes formulation optimization intended to improve the candidate’s commercial and clinical potential. The Company reported that it will evaluate the data and report on several clinical trials underway in 2017.

4.
Future R&D. NewLink also discussed its program targeting the PTEN pathway in regulatory T cells (Treg cells) as a central driver of tumor immunosuppression. NewLink Genetics is an early leader in the field of PTEN research just as it was in identifying IDO as a potential pathway for immune suppression.

Nicholas N. Vahanian, MD, Co-founder, President & Chief Medical Officer added, “We have built a strong management team, comprised of scientific, clinical and business leaders, with proven expertise in drug discovery and clinical development.”

Dr. Vahanian continued, “With the early clinical results in IDO inhibition from NewLink Genetics and our partner, Genentech, we are very well positioned to execute our strategy in taking these immuno-oncology clinical programs forward. Further, we have a strong balance sheet which supports the execution of our clinical plan.”

About NewLink Genetics Corporation
NewLink Genetics is a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates to improve the lives of patients with cancer. NewLink Genetics' portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics' product candidates are designed to harness multiple components of the immune system to combat cancer. For more information, please visit http://www.newlinkgenetics.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include any statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink Genetics' Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink' Genetics' views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics' views as of any date subsequent to the date of this press release.
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Contact:
Jack Henneman
EVP, CFO
NewLink Genetics

Exhibit 99.1

(515) 598-2561
Investor@linkp.com

Investor and Media Contacts:
Beth Kurth, VP
LaVoieHealthScience
617-374-8800 X106
bkurth@lavoiehealthscience.com

Ben Navon, AVP
LaVoieHealthScience
617-374-8800 X108
bnavon@lavoiehealthscience.com